NSAR question 77-J













Distributions to shareholders, which are determined in accordance with federal income tax regulations which may differ from generally accepted accounting principles, are recorded on the ex-dividend date.

In order to present undistributed net investment income (loss) and accumulated net realized gains (losses) on the

Statement of Assets and Liabilities that more closely represent the tax character, certain adjustments have been made to paid-in capital in excess of par, undistributed net investment income (loss) and accumulated net realized gain (loss) on investments. For the year ended August 31, 2002,


the adjustments were as follows:















Paid-in
Capital

Undistribu
ted

Accum
ulated


In excess
of

Net
Investmen
t

Net
Realize
d


Par

Income

Gains







Florida Series (a)(b)

----

(129,359)

129,359
New Jersey Series (b)

52,921

(59,717)

6,796
New York Series (b)

22,757

(232,860)

210,103
Pennsylvania Series (b)

4,203

(299,748)

295,748








(a) Reclassification of net operating loss.





(b) Reclassification of the difference in the treatment of accreting market discount between financial and tax reporting.